EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use of our Report of Independent Registered Public Accounting Firm dated March 30, 2007 covering the related consolidated balance sheet of New Motion, Inc. and subsidiary as of December 31, 2006, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 2006, included in this Registration Statement and related Prospectus on Amendment No. 1 to Form SB-2 (Form SB-2 No. 333-143025) of New Motion, Inc. and subsidiary to be filed on approximately July 20, 2007 registering 6,362,820 shares of common stock held by selling stockholders. We also consent to the reference to us under the heading "Experts" in such Registration Statement and related Prospectus.


        /S/ WINDES & MCCLAUGHRY
-------------------------------------------
Windes & McClaughry Accountancy Corporation


Irvine, California
July 20, 2007